Exhibit 10.1

Agreement on the Planned Acquisition of
Abengoa, S.A. Shares by Company Executives

Agreement between Executive and Abengoa

Contents

		Page

Parties	............................................................................................................................................................	3

Statements	............................................................................................................................................................	3

Clauses

1.	Acquisition of Shares	4
2.	Legal Framework re: Shares	5
3.	Repurchase option	6
4.	Definition of objectives	7
5.	Achievement of objectives and legal effects	7
6.	Failure to achieve objectives and legal effects	8
7.	Other instances provoking termination of the agreement	9
8.	Tax issues	9
9.	Notices	10
10.	General Clauses	11
11.	Applicable Law and Jurisdiction	12

February, 2, 2006

Attending:

I.                              The first party,

XXXXXX

identification / passport number XXXXXXX

Shares number (the Shares): XXXXXX

acts on his own behalf (hereafter referred to as the "Beneficiary").

II.                         And the second party, Mr. Don José Marcos Romero, with D.N.I. 27.883.847 and D. Miguel Ángel Jiménez-Velasco Mazarío, with D.N.I. 28.874.696, acts on behalf of the Spanish trading company Abengoa, S.A. located in Seville and registered in the Trade Register of Seville, with company tax number A-41002288 hereafter referred to as the “Company”.

The Beneficiary and the Company will be hereafter referred to individually as a Party and together as the Parties of this Agreement.

Statements

I.                              At the company’s management board meeting held                , Abengoa S.A. agreed, in accordance with the delegation of the General Shareholders Committee of said company, to implement a plan for company executives to acquire shares of Abengoa S.A. (hereafter referred to as the Share Acquisition Plan). The parties are familiar with the contents of this plan.

II.                         The Share Acquisition Plan is intended for specific employees (hereafter referred to as the Beneficiary/ies) provided that they remain with the company to whom they provide their services or in any other subsidiary belonging to the same business group, and contribute to the accomplishment of individual established objectives, to purchase Abengoa shares on the stock market by means of a personal loan (hereafter referred to as the Loan) to be granted by Banco Sabadell S.A. (hereafter referred to as the Financial Institution).

III.                    The Beneficiary currently maintains a working relationship with the Company or subsidiary, which belongs to the group headed by the “Company”, and in which he/she is responsible for its own functions. The position held by the Beneficiary is included among those intended to benefit from the Share Acquisition Plan.

IV.                     The Beneficiary will acquire at the end of this agreement and by means of a personal loan managed by the Financial Institution the full control of the property of the Shares in Abengoa, S.A., totally paid out and free of charges and encumbrances, represented by account annotations and hereafter referred to as “the Shares”.

V.                          The Company has offered the Beneficiary the opportunity to participate in the Share Acquisition Plan and the Beneficiary has agreed to participate in that plan. Thus, the parties have drawn up this agreement (hereafter referred to as the Agreement) with attention to the legal security requirements that must be met for the acquisition of Shares in order to ensure proper conditions for the Beneficiary and for the guarantee granted by the Company which are subject to the following:

Clauses

First.- Acquistion of Shares

1 1                     To be debited against the Loan granted in his favour, the Beneficiary will acquire up to the Shares (ordinary Shares of Abengoa S.A.) through a purchase order by a Financial Institution at the best exchange possible and with a maximum medium price of 20.71 euros per share. The Beneficiary is aware of and accepts that, in accordance with the Share Acquisition Plan to which he has full access, this purchase order will be treated together with and indistinctly from the orders of other executives of the Company referred to in the same Plan. Furthermore, the Beneficiary is aware and accepts that the acquisition price will be identical for all persons involved and equivalent to the average cost of acquisition for all shares purchased by the Financial Institution in executing the Share Acquisition Plan.

1.2                     The Financial Institution will assign a purchase price for the Shares equalling the average resulting cost of all of the Shares that it purchases on the market during the execution of the Share Acquisition Plan in the course of the acquisition period (also including the shares acquired by other Beneficiaries in the same situation) . The process of purchasing these shares is extended from today until the number of shares stated in this document is reached or until 31 December 2006, whichever comes first, and can be acheived in several successive actions.

1.3                     The principal of the Loan will be equal to the unitary price of acquisition of the Shares (the above-mentioned average price), multiplied by the number of shares assigned for acquisition by the Beneficiary, plus purchase costs, interests and brokerage fees, set-up commissions if necessary, and loan fees and expenses. The Loan will expire on 30/06/2011.

1.4                     To ensure that the Loan is duly repaid, the Beneficiary is obligated, as the only form of guarantee of the loan and without any recourse against his personal assets, to establish a security interest pledge in favour of the Financial Institution for each and every share of the Company acquired through this agreement.

1.5                     If the security interest pledge is exercised or sale of the Shares, any difference that may exist between the sale price of the shares and the quantity owed to the Financial Institution will be covered by the Company in accordance with agreements between the Company and the Financial Institution and without any recourse against the Beneficiary’s personal assets. In this event, the Company will compensate the Beneficiary for the fiscal effect that the action may have on his personal tax situation.

1.6                     The Beneficiary renounces his right to make any claim against the Financial Institution derived from this Agreement unless the cause is attributable from that institution. Any differences that may arise must be resolved directly with the Company in accordance with that stipulated in clause 11 of this agreement.

Second.-                    Legal Framework re: Shares

2.1 The Beneficiary may not transfer, sell, exchange, borrow against, dispose of or carry out any administrative act of disposition of the redeemable shares before 1 July 2011, unless such a transaction takes place under the security interest pledge established for the Shares by the Beneficiary in favour of the Financial Institution.  Additionally, such a transaction is permissible if the repurchase option right established in favour of the Company is exercised in accordance with the contents of the third clause of this agreement.

2.2 The Beneficiary holds all the political and economic rights of the shares as set out in the security interest pledge.

2.3 Dividends or other benefits that the Beneficiary may receive from redeemable shares will be used toward the repayment of the Loan, its interest, costs, commissions and principal as is stipulated in the loan agreement with the Financial Institution.

2.4 Should an increase in capital occur, the Beneficiary will proceed to sell the preemptive subscription rights which will be applied toward the repayment of the Loan, after the corresponding fiscal effect of that sale has been deducted.

Third.- Repurchase option.

3.1 With this agreement, the Beneficiary grants the Company a repurchase option right for each and every share that is acquired by means of this agreement until 30 June 2011.

3.2 The repurchase option laid out in this agreement will take effect upon the Beneficiary’s reception of the shares and the notarization of a security interest pledge in favour of the Financial Institution.

3.3 If the Company exercises its repurchase option right, the purchase price will be the sum of the price at which the Beneficiary acquired the shares plus costs and commissions corresponding to the shares in question imposed by the Financial Institution, plus any interest yielded in the favour of the Financial Institution corresponding to the indicated shares (less dividends paid corresponding to the Shares and the sale of preemptive subscription rights; dividends will be in any case applied to the partial amortization of the credit).

3.4 The Company will remit this price entirely in cash at the moment of acquisition which will be realized in private, outside the market, market laws permitting. The price will be credited directly to the Beneficiary’s loan account and the total will go entirely toward the partial or total repayment of the loan, whatever the case may be.

3.5 The repurchase option granted in this contract may be exercised in any of the following cases:

a)             At any time during the validity of this agreement if the Financial Institution recurs to the security interest pledge. In this case the repurchase rights will be applicable to all shares subject to the execution of the said pledge.

b)             On any date during the course of this agreement if the Beneficiary does not fulfil each and every objective laid out in the attached description and established in accordance with this agreement and with respect to the shares.

c)              At any moment during the validity of this agreement if the working relationship between the Company and the Beneficiary terminates as a result of the death of the Beneficiary. In this case the repurchase option will be extended to all shares possessed by the Beneficiary at the moment of his death, and until this date, except with respect to shares for which the Company has not exercised or has not been able to exercise the repurchase option due to application of that described in letter b) above.

d)             At any moment during the valididty of this agreement if the working relationship between the Company and the Beneficiary terminates as a result of the retirement or permanent incapacity of the Beneficiary. In this case the repurchase option will be extended to all shares possessed by the Beneficiary at the moment of his retirement or declaration of incapacity and until this date, except with respect to shares for which the Company has not exercised or has not been able to exercise the repurchase option due to application of that described in letter b) above.

e)              At any moment during the validity of this agreement if the working relationship between the Company and the Beneficiary terminates as a result of illegal dismissal.  In this case the repurchase option will be extended to all shares possessed by the Beneficiary at the moment his working relationship with the Company is terminated except with respect to shares for which the Company has not exercised or has not been able to exercise the repurchase option due to application of that described in letter b) above.

f)               At any moment during the validity of this agreement if the working relationship between the Company and the Beneficiary terminates as a result of unjustifiable dismissal. In this case the repurchase option will be extended to all shares possessed by the Beneficiary at the moment his working relationship with Company is terminated. In exceptional cases, the consolidated shares possessed by the Beneficiary until the date of his dismissal may be maintained upon approval by the Company’s Committee of Retributions and Appointments.

3.6 The repurchase option right on the shares that the Beneficiary or his heirs hold on 30 June 2011 will terminate that day with the simultaneous complete repayment of the Loan by the Beneficiary and the cancellation of the pledge contained in this agreement. The shares will be at the Beneficiary’s disposal and free of charges or encumbrances.

3.7 In the event that the Company exercises its purchase option in accordance with that established in clasue 3.5 above, the Company will compensate the Beneficiary for the fiscal effect that such an action may have on his personal tax situation.

Fourth. Definition of Objectives

4.1                     This agreement and with it the credit facility granted by the Financial Institution (the Loan, share pledge and other documentation) is based on the annual accomplishment by the Beneficiary of annual management objectives set for the Beneficiary by the management of the Company where he is employed.  The accomplishment of these objectives determine the procurement of the annual variable retribution or annual bonus established for the Beneficiary.  The objectives are considered accomplished if the conditions for the reception of these (i.e. the annual retribution or bonus) have been met.

Fifth.- Achievement of objectives and effects

5.1 The objectives will be considered accomplished if the Beneficiary has the right to receive the variable retribution assigned to him (annual bonus)

5.2 The degree of accomplishment is analysed annually, coinciding with the submission of the unqualified auditory report of the Company employing the Beneficiary, estimated to take place on 30 April of following fiscal year.

5.3 The Company will annually submit the Financial Institution with certification affirming the accomplishment of the objectives, if that is the case. This certification is to be submitted in the period of one month from the finalization of the first trimester of every fiscal year or within one month from the submission of the unqualified auditory report, whichever comes later (from 2007 to 2011).

5.4 Should the Beneficiary retire upon reaching 65 years of age before the expiration of this Agreement, the Agreement will remain valid, along with the Loan, until its expiration, (especially with reference to the obligation to refrain from selling consolidated shares until the expiration of this Agreement) or, alternatively, the Beneficiary may freely dispose of the shares toward payment of the total loan or toward freedom from obligations assumed by the company relative to the Financial Institution.

For calculation purposes and for the purpose of determining the fulfillment of annual objectives, the fiscal year extending until 31 December in which the Beneficiary reaches 65 years of age will be considered.  However, the liquidation will be carried out in April of the follwoing year once the unqualified Auditory Report for the appropriate Company has been submitted.

5.5 In the event that the Beneficiary should change his employment position among differing business groups of the Company, the shares corresponding to the fiscal years closed before that change in position will be consolidated (if the stipulated objectives have been met) and new objectives will be set for the remaining fiscal years according to the tasks and requirements of the new position.

Sixth.- Failure to achieve objectives and effects

6.1 The annual failure to accomplish objectives and the consequential impossibility to consolidate the percentage of Shares defined in this Agreement will be considered by the Financial Institution as a diminishment in the Beneficiary’s solvency and therefore may have an effect on the partial amortization of the Loan.  As a consequence, the Financial Institution may proceed with the anticipated sale of some or all of the Shares, amortizing the relevant part of the Loan in advance according to the following percentages:

2006	30	% of Shares
2007	30	% "
2008	15	% "
2009	15	% "
2010	10	% "

Should a failure to accomplish the objectives occur every year, the above percentages will represent Non-consolidated Shares.

6.2 Termination of the working relationship between the Beneficiary and the Company’s group as a result of a unilateral decision — unless expressly agreed otherwise — or his legitimate, illegitimate, or unchallenged dismissal, or serious neglect of business and commercial obligations with respect to loyalty and professional diligence according to the Stock Market Code of Conduct and Conduct Regulations, or of the agreements that may have been arranged between the parties relative to the exclusive dedication and non-competition will result in the inability to consolidate Shares. The Financial Institution will consider this as a diminishment in the Beneficiary’s solvency, and as such, it will cause the partial advance expiration of the Loan, giving the Financial Institution the authority to proceed with the resolution of the Loan and, to that end, to proceed with the sale of the Shares, applying the amount received from the sale toward the cancellation of the Loan.

6.3 The Company is obligated to submit accredited certification to the Financial Institution in the case of any non-compliance regulated in this agreement. Non-compliance will not be acknowledged without explicit notification.

Senventh.- Other instances provoking termination of the agreement.

7.1 The present agreement will become automatically null and void upon the death of the Beneficiary. All Shares consolidated up to the time of death shall be transferred to the heirs of the Beneficiary. The Beneficiary’s heirs will be obligated to proceed with an anticipated amortization of the Loan.

7.2 In the case of dismissal when the Beneficiary opts to discontinue his working relationship with the Company, the present agreement will become automatically null and void upon the date of termination of the relationship. All Shares consolidated up to the referred date shall be remain of his property. If he decides to rejoin the Company, this agreement will maintain its validity.

Eighth.- Tax issues.

8.1                     As established in clause 2.3, dividends of any type that may be paid by the Company during the validity of this Agreement and the sale of preeminant subscription rights will be applied to the total or partial amoritzation of the loan, interest, commissions and costs, and principal.

Nevertheless, a portion of the total amount will be deducted in order to compensate the Beneficiary for taxes due on the dividend and the sale of rights as part of his annual income tax declaration.

8.2                     The Beneficiary will communicate to the Company with sufficient advance notice the exact or estimated amount of his fiscal taxes according to his income tax declaration as well as the account number in which it must be deposited. He will alos communicate, the final amount of those taxes once his annual income tax declaration has been processed. The Company will keep an individualized register of payments and balances relative to the payment of dividends and the sale of rights and compensated taxes or taxes pending compensation in coming fiscal years.

8.3                     Furthermore, if the Financial Institution proceeds with the sale of some or all fo the Shares due to noncompliance, giving rise to the anticipated expiration of the Loan (i.e. excluding ordinary expiration after five years) the Financial Instititution will apply the amount obtained through the sale of the Shares to the amortization of the Loan.  However, it will deduct the amount equivalent to the tax due on the capital gains generated on the shares, which will be credited to the Beneficiary. If the sale generates a loss in capital, compensation will be considered in relation to future gains if they occur.

8.4                     The same provision will be applied in accordance with fiscal legislation applicable to every Beneficiary.

8.5                     It will be the Beneficiary’s obligation to diligently comply with the statements laid out in this agreement in order to facilitate the verification, treatment, and correct distribution of the dividend payment by the Company.

8.6                     If, due to the operating procedures of the dividend’s paying body, it is not possible to deposit the amount of each dividend into two separate accounts, the Loan account will be credited with instructions to the Financial Institution to transfer the corresponding part to the account indicated by the Beneficiary.

8.7                     If the quantity received as a result of the sale of the shares by the Beneficiary after the stipulated five years and six months does not entirely cover the total amount owed to the Financial Institution plus the fiscal effect of the capital gains, the Company will compensate for that with the necessary amount to meet that total.

8.8                     The fiscal effect of the capital gains generated by the sale of the shares upon  expiration of the loan is the responsibility of the Beneficiary.

8.9                     The Company will assume the fiscal effect that the Beneficiary may incur due to any other cause related to this Agreement, except the fiscal effect that is the result of the sale of the shares upon expiration of the loan.

Ninth.- Notices.

9.1	Form: All communication among parties relative to this agreement will be realized in writing by means of post or fax, unless the law demands another means.

9.2	Addresses: The Parties designate as addresses for the purposes of communication its fiscal address (for the Company) or its personal address as included in the Credit Contract (for the Beneficiary).

Change of address: The affected Party must notify the other Party of any change in the above information in the manner stipulated in this clause.

Tenth. General clauses.

10.1	This Agreement encompasses the entire arrangement between the Parties in relation to its subject and makes any previous agreements null and void.

10.2

 For purposes of clarity, one complete year is understood to be a calendar year. The first complete year begins on the first day of January 2006 and ends on 31 December of the same year, as do successive years.  The completion of one year is understood to be the course of one calendar year. However, compliance with the conditions fixed in this Agreement will be carried out from the date of the unqualified auditory report submitted by the Company’s statuatory auditor, forecasted for 30 April of the fiscal year following every calendar year.

10.3	This Agreement and the credit facility granted to the Beneficiary are based on the mutual trust, loyalty, diligence, legality and professionalism between the Beneficiary and the Company.

10.4

The Beneficiary’s rights and obligations derived from this Agreement are of a personal nature. They are non-transferable and non-negotiable and they serve to ensure that the commitments between the Beneficiary and the Financial Institution, as well as the commitments in this agreement achieve a positive outcome.

10.5	Cessions: Neither of the Parties my cede the rights and obligations derived from this Agreement without the previous written consent of the other Party.

10.6

  Working days: For the purposes of this Agreement a working day is understood to be an open day on the Madrid stock market and a day in which financial institutions are open to the public.  Should any of the dates stipulated in this Agreement fall on a non-working day, said date will be postponed until the next working day.

10.7

Duration: This Agreement is valid for five complete calendar years, the first being that which begins on the first day of January following the date that this document is signed, without detriment to any extentions that the Parties may expressly arrange for the purpose of surpassing that period. With regard to the fifth year, the Agreement will be maintained en vigor until the submission of the auditory report of that year, estimated to take place on 30 April of the following year, in order to be able to acertain the degree of compliance achieved in the fifth year.  At the end of that year, every Beneficiary must repay the Financial Institution the amount owed on the Loan. To that purpose, before the expiration of the Agreement and at least 30 days in advance, the Beneficiary must indicate in writing to the Company if he will sell some or all of the Shares.

Eleventh.-Applicable Law and Jurisdiction.

11.1     Applicable Law: This agreement is to be governed and interpreted in accordance with Spanish law.  This Agreement is of a commercial character and is governed by that which is stipulated within it, or, in its absence, by the regulations of the Commercial Code, special laws, commercial uses, and ultimately, by the Civil Code.

11.2.    Jurisdiction: Renouncing any other jurisdiction that may apply to them, the Parties, should any discrepancy relative to the compliance, validity or termination of this Agreement arise, expressly yield to legal arbitration held in Seville, by only one arbitrator who will be designated by the Dean of the Bar Association of Seville or, in his absence, by an authorized substitute.  The judgment will be obligatorily adhered to by the Parties and will be issued within a period of one month from the arbitrator’s acceptance.  Should the discrepancy lead to formal arbitration, the Parties expressly renounce any other jurisdiction that may apply to them and subject themselves to the courts of the city of Seville.

This Agreement shall be formalized through a Notary as required by the pertinent regulations, including those stipulated in article 517 of the   Civil Indictment Act, article 56 of the Limited Public Company Act and any other relevant legislation.

The Parties taking part in this Agreement indicate their conformity and approval of its contents as it appears here in writing, they execute and sign it with my intervention, in three original and authentic copies, one to be kept by each of them and one copy to be kept in my files.

The Beneficiary
Abengoa, S.A.

________________________

Policy

Annex I / 2010 which amends but does not terminate the

Contract governing the Scheme to Purchase Shares in

Abengoa, S.A. by Directors (February 2006)

________________________

_(place)_, _(day)_  _(month)_ 2010.

Between

I.                              For one part: Mr. XXX, with National Tax No.          , acting on his own behalf (hereinafter referred to as the “Beneficiary”).

II.                         And for the other part: Mr. YYY, with National Tax No.           , and Mr. ZZZ with National Tax No.           , acting as legal representatives for Abengoa, S.A., Spanish trading company with registered business address in Seville, duly recorded on the Seville Mercantile Register, with Corporate Tax Code A-41002288 (hereinafter referred to as the “Company”).

The Beneficiary and the Company shall hereinafter be referred to individually as a Party and, jointly, as the Parties to this Contract.

The terms and definitions set out in this Annex shall be interpreted as defined within the Contract from which the former is derived.

Who state

I.                              Whereas the Parties have signed the contract regarding the Abengoa, S.A. Share Scheme (hereinafter referred to as the “Contract” dated February 2006, and by means of which, together with the finance provided for that purpose by certain financial institutions, the Beneficiary acquired certain shares in Abengoa, S.A. (the Shares) in which regard the title, conditions and benefits are governed under the aforesaid Contract.

II.                         Whereas the Beneficiary currently has an employment relationship either with the Company or with its subsidiaries and is one of the Share Purchase Scheme recipients.

III.                    Whereas the Beneficiary and the Company have agreed to extend the Contract for a further two years and do so by amending but not terminating the contract pursuant to the provisions set out under the following

Clauses

One. Regarding Title to the Shares

The Beneficiary, pursuant to the provisions set down under Contract and for the purpose of compliance with the objectives and conditions established therein, is the owner of the Shares referred in the Contract, object of this contract.

Two. Extension of Contract Term

2.1                     Pursuant to the related extension by two calendar years of the Loan Agreement entered into by the Beneficiary with the financial institution, dated February 2006, the Parties agree to extend the Contract relating to said Share Scheme by two consecutive calendar years, i.e. from December 31, 2010 to December 31, 2012, plus the additional period provided for under the Contract as necessary to verify compliance with the obligations by the Parties and settlement of the Contract, (June 31, 2013).

2.2                     The condition relating to continuation of employment as established in the Contract for the additional period agreed on hereunder remains in force, together with the condition referring to obtaining an unqualified audit opinion for the company where the Beneficiary provides his/her services, regarding each of the fiscal years that this contract remains in force, together with the purchase option in favor of the Company in case of breach and the remaining terms applying to the relationship or termination thereof.

2.3                     Any failure to comply with the obligations regarding continuation of employment up to the date this Annex expires or, as the case may be, any failure to obtain an unqualified audit opinion for the company where the Beneficiary provides his/her services, regarding each of the fiscal years that this contract remains in force, shall result in the non-consolidation of the Shares owned by the Beneficiary as at the date he/she ceases employment (i.e. any shares not disposed of pursuant to the provisions set out under Clause Four herebelow). The Beneficiary grants a purchase option for the aforesaid purpose to the Company under the terms set down in clause Five.

2.4                     The Shares shall remain pledged in favor of the creditor/financial institution by reason of the loans granted for their acquisition. The pledge is the sole guarantee executed by the Beneficiary in compliance with the obligations taken on under the aforesaid Loan.

Three. Extension of the Abengoa loan guarantee

Abengoa has agreed with the financial institutions that granted loans to the various different beneficiaries of the Share Scheme in February 2006 to extend the guarantee provided in favor of said institutions by two further calendar years in certain scenarios for termination of the aforementioned loans.

Four. Obligation not to dispose of the Shares

4.1                     The Beneficiary undertakes neither to dispose of, transfer, pledge nor in any other way to sell nor set up a lien of any kind at all over the Shares, neither in whole nor in part, up until complete termination of the Contract, this Annex and the Loan Agreement, other than as provided for below and subject to the conditions established herein.

4.2                     The Beneficiary may dispose of the Shares, having provided written notice in advance to the Company, within the two years subject of this contract and having previously and expressly complied with the following conditions, duly certified by the Company in order to exercise that right:

a)             that the Beneficiary continued to be employed on the date of the proposed sale, without prejudice to any obligation of continuation up until the final end date of this Annex and obtaining an unqualified audit opinion for the company where the Beneficiary provides his/her services regarding the fiscal year prior to the share sale date.

b)             The full amount obtained from the sale must necessarily and exclusively be put towards settlement, in whole or in part, of the Loan with the corresponding financial institution up until said amount is completely paid off.

c)              The number of shares which may be sold as a maximum will be the number permitted according to the maximum possible amortization of the loan taken out with the financial institution for the Share Purchase, up until that amount is paid off in full. As soon as that amount has been paid, no further shares may be disposed of, until this Contract has duly terminated.

d)             Any Shares sold must already be free of the pledge set up over them by the creditor/financial institution.

e)              Any Shares sold must have been consolidated by the Beneficiary pursuant to the provisions of the February 2006 Contract (regarding any shares still to be consolidated for the 2010 fiscal year).

Five. Purchase option

5.1                     By means of this Annex and in consideration for extending the Company guarantee, the Beneficiary does grant a purchase option right to the Company until June 30, 2013 over each and every one of the Shares acquired in execution of the aforesaid Contract.

5.2                     In the event that the Company exercises its purchase option right, the purchase price will be the total price at which the Beneficiary acquired said shares, plus any costs or charges due to the Financial Institution and corresponding to the shares in question, together with any amount of interest due in favor of the Financial Institution corresponding to the aforementioned shares, minus any dividends received.

5.3                     The price will be paid in full by the Company in cash at the time of acquisition, and will take place in so far as market regulations allow, off the market. The price will be paid directly into the Beneficiary credit account and the full amount set against the amortization of the loan, in whole or in part, as the case may be.

5.4                     The purchase option granted by means of this contract may be exercised in any of the scenarios provided for under clause Three of the Contract (termination of employment, retirement, death, etc.) and under the same limitations and terms, deemed to be reproduced herein, other than the condition set out under paragraph b), “execution of objectives”, which does not apply to this Annex.

This Annex to the Contract will be formally set down before a Notary, for all due legal purposes, including those provided for under Article 517 Code of Civil Procedure, Article 56 of the Companies Act and other pertinent legislation.

The parties executing this policy state that they are in agreement and duly approve the content hereof as drafted, set out over five pages, that they execute and sign this document, before me, over three equal original and authentic documents provided to the Parties, with one copy for my file.

And I, the Notary, having issued the appropriate legal warnings, BEAR WITNESS to the identity of the executors, to the authenticity of their signatures, that they do in my opinion have due legal capacity and to their legitimate interest to execute this Policy, that consent was freely given and that the document was executed as proper at law and according to the duly informed will of the executors or parties involved.

Mr.	Abengoa, S.A

IN MY PRESENCE
THE NOTARY